Exhibit 99.1

KANBAY INTERNATIONAL COMPLETES TRANSFORMATIONAL
ACQUISITION OF ADJOINED CONSULTING

ROSEMONT, Ill — March 10, 2006—/PRNewswire-FirstCall/—Kanbay International, Inc. (“Kanbay”) (NASDAQ: KBAY), a global IT services firm, today announced the completion of its acquisition of Adjoined Consulting, Inc. (“Adjoined”), a privately held consulting firm based in Miami, Florida.  Kanbay announced the execution of a definitive agreement to acquire Adjoined on February 13, 2006.

The combined company transforms Kanbay into a truly unique, single-source global IT services provider, employing more than 5,700 associates and serving more than 200 clients currently from 20 office locations in North America, Europe, and Asia.   It is expected that over the next six months Adjoined will become fully integrated into Kanbay.  For financial accounting and reporting purposes, the completion of the acquisition will be deemed to have occurred after the close of business on February 28, 2006.

Raymond Spencer, Chairman and Chief Executive Officer of Kanbay commented, “With the acquisition of Adjoined, we have brought together the capabilities and assets of two strong, profitable companies.  The new Kanbay will achieve increased revenue diversity and reduced client concentration as well as significantly enhanced customer offerings. The combination is our response to customer demands for a best-of-breed single source provider, and creates a highly agile, flexible and responsive organization that is necessary to compete in today’s changing business services landscape.”

With the completion of the acquisition, Kanbay has transformed into a leading professional services firm capable of offering customers a highly-integrated suite of strategy and operational consulting, technology integration and development, and outsourcing solutions through a proven transparent global delivery platform. Kanbay will now offer more formal management consulting focused on customer value and operating efficiency and deepen its ERP implementation capability through Adjoined’s very strong

SAP and Oracle practices.  Kanbay’s core strength in Financial Services will be enhanced and also broaden into Consumer and Industrial Products, giving the company a second strong vertical.  The addition of Adjoined will also give Kanbay a presence in the Communications & Media and Life Sciences industries.

About Kanbay

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm with more than 5,700 associates worldwide. Kanbay provides a highly-integrated suite of management consulting, technology integration and development, and outsourcing solutions through a proven global delivery platform to clients focused on Financial Services and Consumer & Industrial Products, as well as an emerging presence in the Communications & Media and Life Sciences industries.  Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in North America and India as well as London, Singapore, Hong Kong, Tokyo and Melbourne. Further information about Kanbay can be found at http://www.kanbay.com.

Forward-Looking Statements

This release contains statements relating to projections or future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any projections or future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” disclosure in our Form 10-K for the year ended December 31, 2004.